MERCURY ASSET MANAGEMENT MASTER TRUST

MERCURY INTERNATIONAL PORTFOLIO

SERIES 1

FILE # 811-9049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/19/00	China Unicom	$71,964.	$233,617,100.	Morgan Stanley
08/01/00	Floware Wireless System	$6,500.	$58,500,000.	CSFB
		$	$
		$	$
		$	$